CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK[*].

                 1998 MAIL ORDER AND MAIL ORDER HEALTH PLAN PATIENT
                            TESTING COMPLIANCE AGREEMENT
                                    CONTRACT GM

This Agreement made and effective this 2nd day of October, 1998 by and between Bayer Corporation, acting through its Diagnostics Division at 511 Benedict Avenue, Tarrytown, New York, 10591 (hereinafter "Bayer"), and Medi-Quik Services, Inc. located at 600 Travis, Suite 6500, Houston, Texas, 77002 (hereinafter "Distributor").

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.     INTRODUCTION

1.1 Pursuant to this Agreement, Bayer agrees to sell and Distributor agrees to purchase "For Mail Order, Health Plan Patient Testing Compliance Program" labeled GLUCOMETER ENCORE-Registered Trademark- Blood Glucose Test Strips and/or GLUCOMETER ELITE-Registered Trademark- Blood Glucose Test Strips (individually or collectively "Test Strips") for sale to patients with diabetes ("End-users").

1.2 Distributor is currently an Authorized Distributor of Bayer's products pursuant to a separate Agreement between Bayer and Distributor the terms of which are incorporated herein by reference.

1.3    Distributor currently accepts Medicare/Medicaid assignment.

1.4 Under the conditions of paragraph 1.6 hereof, Bayer will issue an allowance to the Distributor in accordance with paragraphs 1.7, 2.2, and
       2.2.1 for the allowance amount set forth on Attachment A for sales of Test Strips made to End-users for which Distributor conducts a Mail Order, Health Plan Patient Testing Compliance Program, as defined below, for all End-users.

       Mail Order, Health Plan Patient Testing Compliance Program is defined as follows:
       - Distributor, through out-bound telephone service, reviews End-user blood glucose testing supplies and provides training on Bayer blood glucose monitors ("Meters").
       - Distributor must maintain on file a physician letter for each End-user indicating the level of testing required by said End-user.
       - Distributor must conduct out-bound telephone calls to End-users quarterly to determine each patient is testing to the physician recommendation level.
       - Distributor offers educational materials to patients indicating the importance of maintaining normal blood glucose levels.

1.5 If Distributor sells Test Strips to End-users who are members of qualified Participating Plans, as set forth on Attachment B or on a document computer diskette which is in an acceptable format to Bayer, said Participating Plans must classify Test Strips as a medical benefit. Participating Plans that classify Test Strips as a Pharmacy Benefit do not qualify. Distributor does not qualify for an allowance on Test Strips sold to members of Participating Plans with which Bayer has entered into a separate Agreement for Test Strips.

1.6 In consideration of the allowance pricing to the Distributor by Bayer, Distributor agrees to provide each End-user's name, address, Social Security Number, product, date of sale, quantity of product, and name of Participating Plan as set forth on Attachment B or Medicare/Medicaid coverage ("End-user Information"), for each End-user to whom Test Strips are sold. Distributor shall forward such information to Bayer on a monthly basis as set forth in paragraph 1.7 and 2.2.1. Bayer will provide an allowance to the Distributor only for those sales for which End-user Information is provided. Distributor will only be responsible for payment of net price if the documentation is in a format acceptable to Bayer when Enduser Information is provided and it is submitted on a monthly basis.

1.7 Distributor shall keep on file at its premise the names, addresses, telephone numbers and End-users authorizations for all End-users, as well as Medicare/Medicaid numbers of End-users who are Medicare/Medicaid qualified, with respect to whom Distributor has submitted documentation for an allowance. Distributor must maintain physician letter of required testing level and phone records for End-users. Distributor shall provide proof of sale to End-users on a monthly basis by submitting in a format acceptable to Bayer the End-user name, address, Social Security Number, product, date of sale, quantity of product, and name of Participating Plan or Medicare/Medicaid coverage to Bayer Customer Order Service Department.

1.8 Distributor remains responsible for the accuracy of all End-user Information submitted to Bayer. Distributor agrees that Bayer has the right to perform random audits of Distributor's records including phone records, invoices and other books and records of Distributor to determine that allowances have been paid in accordance with the provisions of this Agreement and that Test Strips were sold exclusively to End-users. Such audits will be performed by Bayer at a reasonable time and in a reasonable manner, at any time, upon 48 hours prior notice. For audits conducted at the Distributor's site, End-users' names, addresses, telephone numbers, physician letters and or Medicare/Medicaid numbers will not leave the premise with an Auditor or Bayer representative nor will such information be used for any other purpose other than to verify that Test Strips were sold to End-users, and that the Distributor is fully performing within the terms and conditions of this Agreement. However, the Auditor or Bayer representative shall be given office and telephone access to make spot check phone calls to verify the aforementioned information. If the audit discloses any cases wherein allowances were issued to the Distributor for non-qualifying purchases, the Distributor shall reimburse Bayer for such allowance payments within thirty (30) days of receipt of notice from Bayer, whether or not such allowances were paid as a result of an error by Distributor.

1.9 Distributor agrees to purchase directly from Bayer the yearly committed volume as agreed upon on Attachment A in combination purchases of "For Mail Order, Health Plan Patient Testing Compliance Program" labeled GLUCOMETER ELITE Test Strips and GLUCOMETER ENCORE Test Strips.

1.10 Distributor agrees NOT to trade out End-users to competitors blood glucose monitoring systems for the term of this Agreement so long as the net price to the Distributor as shown on Attachment A remains the same.

1.11 Meters provided to Distributor by Bayer at no cost for End-users may not be billed to Medicare, Medicaid or any other third party insurance and, are not eligible for any Bayer manufacturer's mail-in rebate/trade-in offer, and each meter will have a sticker indicating the aforementioned. Distributor will complete warranty card in each End-user's name and return completed cards to Bayer.

1.12 Meters provided to Distributor by Bayer at no cost for End-users are not for resale and as such it is the sole responsibility of the Distributor to guarantee that the no cost Meters provided under this Agreement will be provided only to End-users for trade-out purposes.

1.13 Distributor shall obtain from End-users' Participating Plan written authorization to provide End-users with Health Plan Patient Testing Compliance Program services as described in paragraph 1.4 above. If an End-user is not a member of a Participating Plan, Distributor shall obtain End-user's physician written authorization for End-user to participate in Health Plan Patient Testing Compliance Program.

1.14 This Agreement is conditional upon Distributor providing Bayer an acceptable list of Participating Plans as outlined on Attachment B titled "Participating Plans List". The Participating Plans List can be submitted on a 3 1/2" floppy disk in a mutually agreeable format. If Distributor requires a Participating Plan to be added to this Agreement after the date of initial acceptance by Bayer, such requests must be made in writing thirty (30) days prior to the beginning of the next consecutive month. Upon written approval from Bayer, the Participating Plan will then be eligible for allowances on Test Strips.

1.15 "Mail Order, Health Plan Patient Test Compliance" Test Strips are not for retail sale.

1.16 Distributor may not advertise the prices of "Mail Order, Health Plan Patient Testing Compliance Test Strips".

2.     ALLOWANCES

2.1 Distributor agrees to purchase Test Strips directly from Bayer in the quantities and at the prices designated in subparagraph 2.1.1. Bayer has no control over the prices for which the Test Strips are sold by the Distributor to the End-users.

                                                 Product
       2.1.1  Test Strip                         Number               Unit Price       Effective Date*
              ----------                         -------              ----------       ---------------
              "For Mail Order, Health Plan
              Patient Testing Compliance
              GLUCOMETER ENCORE"
              Test Strip 50s                     2250 (stickered)     *                    1/1/98

              "For Mail Order, Health Plan
              Patient Testing Compliance
              GLUCOMETER ELITE"                  3871 or
              Test Strip 50s                     3918 (stickered)     *                    1/1/98

                            Minimum quantity - 24 boxes (1 Case)

       Price may change with 30 day written notice; Allowance Value on Attachment A will be adjusted to meet the net price at the volume level agreed upon.

       2.1.2. Payment terms are as stated in Attachment A.

2.2 In consideration of the Distributor's services set forth herein and the submission of documentation which is acceptable to Bayer, Bayer will provide an allowance to the Distributor as per pricing levels indicated on Attachment A.

       2.2.1. Distributor shall submit documentation as required in paragraph 1.7, in a format acceptable to Bayer, to the Bayer Customer Order Services Department not later than the tenth day of the month following the month that Test Strips were sold to End-user. Allowances will not be honored if documentation submitted to Bayer is 90 days or more after Distributor sold Test Strips to Enduser.

2.3 Distributor will accept short-dated Test Strips. Short-dated is defined as Test Strips having less than 12 months dating. Distributor may refuse to accept Test Strips with less than 5 months dating. Bayer will maintain lot numbers of the short-dated Test Strips sold to Distributor and will accept returns if these short-dated Test Strips cannot be sold. Distributor will be notified if short-dated product will be shipped.

2.4 If the documentation submitted by Distributor is insufficient to support the claimed allowances for sales to End-users, or if Bayer's periodic audits, as detailed in

----------------
*This information has been omitted from this exhibit and is subject to a request for confidential treatment. In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended, such information has been filed separately with the Securities and Exchange Commission.

       paragraph 1.8, fail to substantiate such information, Bayer will so notify the Distributor who will have ten (10) days from the date of such notification to provide any additional documentation. If Bayer does not receive the documentation within this period, the allowances issued will be billed back for the unearned allowance and the Distributor shall pay same within five (5) days thereof.

2.5 To the extent it may be required, any allowances or other price reductions issued by Bayer to Distributor under this Agreement may constitute a discount under Section 1128B(b)(3)(A) of the Social Security Act [42 USC 1320a-7b(b)(3)(A)]. Accordingly, Distributor agrees to properly disclose and appropriately reflect the allowance or reduction in price in any costs claimed or charges made to Medicare, Medicaid, or other federal or state health insurance programs which reimburse the Test Strips and require such disclosure. Distributor shall retain all allowance or other price reduction information and make it available to Medicare, Medicaid or other government agencies in compliance with the discount disclosure requirement.

2.6 Test Strips are for distribution in the United States and District of Columbia only.

3.     TERM

3.1 This agreement will commence on October 2, 1998, and shall terminate on October 1, 2000. It may be extended or modified only upon execution of a writing by authorized representatives of both parties.

3.2 Bayer may terminate this Agreement immediately upon written notice to the Distributor if Bayer, in its sole judgment, determines that the Distributor has:

       3.2.1. Knowingly claimed allowances for sales that were not made to End-users; or

       3.2.2. Submitted claims for End-users covered under Participating Plans that classify Test Strips as a Pharmacy Benefit; or

       3.2.3. Collected or attempted to collect from End-users in an amount in excess of the Medicare/Medicaid reimbursement rate and co-payment rate and the Distributor has submitted allowance claims to Bayer for such uses; or

       3.2.4. Sold the Test Strips provided to Distributor under this Agreement to parties other than End-users and the Distributor has submitted allowance claims to Bayer for such uses; or

       3.2.5. Failed to keep and provide access to Bayer of the documentation set forth in paragraph 1.7; or

       3.2.6. Acquired Test Strips at a price other than in 2.1.1. less Test Strip Allowance Value of committed yearly volume.

       3.2:7. Failed to meet any current or new Medicare/Medicaid regulations or other requirements pertaining to this Agreement or diabetes care services.

3.3 If Distributor violates any terms of this Agreement (including without limitation the failure to make any payment required under this Agreement when such payment becomes due) Bayer may, in its discretion and without further liability whatsoever, immediately terminate this Agreement. Distributor waives prior notice, service of process and preseizure hearing as prior conditions to repossessions of all Meters and Test Strips still in Distributor's possession provided hereunder through this Agreement and shall pay all costs incurred in connection with such repossession (including reasonable attorney's fees). If Bayer becomes aware of any breach Bayer will so notify the Distributor in writing so the Distributor may immediately correct the breach.

3.4 Either party may terminate this Agreement for any reason upon one hundred and twenty (120) days prior written notice.

3.5 Either party may terminate this Agreement upon thirty (30) days prior written notice upon the happening of any of the following events.

       3.5.1. the adjudication of either party to be bankrupt or insolvent;

       3.5.2. the filing by either party of a petition in bankruptcy or insolvency;

       3.5.3. the filing by either party of a petition or answer seeking reorganization or readjustment under any law relating to insolvency or bankruptcy;

       3.5.4. the appointment of a receiver with respect to all or substantially all of the property of either party;

       3.5.5. any assignment by either party of its assets for the benefit of creditors;

       3.5.6. the institution by either party of any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger.

3.6 For the term and purpose of this 1998 Mail Order and Mail Order Health Plan Patient Testing Compliance Agreement-Contract GM, all of the Distributor's Test Strip requirements for Meters must be purchased directly from Bayer.

3.7 If the Distributor diverts or sells any Test Strips or Meters intended for Distributor's End-users to any other Distributor or third party such action shall constitute grounds for termination of this Agreement immediately upon written notice and removal of Distributor as an Authorized Distributor of Bayer. Bayer has the right to recover all allowances paid to the Distributor under this Agreement.

3.8 If the Distributor displays or advertises Bayer's "For Mail Order, Health Plan Patient Testing Compliance Program" labeled product to End-users, or if Meters and Test Strips are used for anything other than mail order to End-users as described in this Agreement such action shall constitute grounds for termination of this Agreement immediately upon written notice. Bayer has the right to recover all allowances paid to the Distributor under this Agreement.

3.9 If Distributor fails to comply with a request by Bayer to submit documentation as required in sections 1.6, 1.7, or 2.2.1 then Bayer may at its option terminate this Agreement immediately upon written notice. Bayer has the right to recover all allowances paid to Distributor that were not documented in accord with provisions of this Agreement.

4.     WARRANTY

4.1 Bayer's standard warranty terms shall apply to Test Strips provided under this Agreement.

5.     GENERAL

5.1 GOVERNING LAW: This Agreement will be governed by the laws of the State of New York.

5.2. ASSIGNMENT: This Agreement shall not be assigned by Distributor without the prior written consent of Bayer.

5.3 MODIFICATION: This Agreement contains all the agreements and conditions applicable to this undertaking. All prior oral and written agreements of any kind are excluded. The terms and conditions of this Agreement shall not be added to, modified, superseded or otherwise altered except by a written modification signed by authorized representatives of both parties.

5.4 NO WAIVER OF CONDITIONS: Failure of Bayer to insist on strict performance shall not constitute a waiver of any of the provisions of this Agreement or waiver or any other default of the Distributor.

5.5    INDEPENDENT CONTRACTOR AND INDEMNIFICATION

       5.5.1. This Agreement does not create a special or fiduciary relationship between the parties; Distributor is an independent contractor, and nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

       5.5.2 Nothing in this Agreement authorizes Distributor to make any contract, warranty, or representation on Bayer's behalf or to incur any debt or other obligation in Bayer's name. Distributor shall indemnify and hold Bayer, and Bayer's affiliates and parent company's officers, directors, shareholders, employees and representatives, harmless against any and all claims, losses, costs, expenses, liabilities, and damages arising solely and directly, as a result of, or in connection with Distributor's breach of its obligations under this Agreement including the costs, including attorney's fees, of defending against them.

       5.5.3 Nothing in this Agreement authorizes Bayer to make any contract, warranty, or representation on Distributor's behalf or to incur any debt or other obligation in Distributor's name.

5.6 Distributor and Bayer shall maintain confidentiality of all the terms and conditions of the Agreement throughout the duration hereof and for a period of two (2) years following the effective date of expiration or termination.

6. All notices to the respective parties shall be in writing and shall be sent via certified mail return receipt requested or express courier to the following addresses:

       To Bayer Corporation:                            To Distributor:

       Bayer Corporation, Diagnostics Division          Medi-Quik Services, Inc.
       430 South Beiger Street                          600 Travis, Suite 6500
       Mishawaka, Indiana 46544                         Houston, Texas77002
       Attn.: Kevin J. Magers                           Attn: Craig Christopher

7. This 1998 Mail Order Health Plan Patient Testing Compliance Agreement-Contract GM supersedes the Contract G accepted by Medi-Quick Services, Inc., on July 27, 1998, which will be rendered null and void with the acceptance by Bayer of this 1998 Mail Order Health Plan Patient Testing Compliance Agreement Contract GM.

8. This Agreement will be effective only upon receipt of the requisite information on Attachments A and B, and counter signature of Bayer hereon. Distributor should acknowledge their acceptance of this Agreement by signing both copies and returning them to Bayer Corporation by the close of business October 9, 1998 after which time this proposal will be considered null and void. If the required information is acceptable to Bayer, Bayer will countersign both copies of the Agreement and return one to Distributor for its records.

Bayer Corporation                              Medi-Quik Services, Inc.

By:          /s/                               By:    /s/
   -------------------------------------          ------------------------------
   Authorized Signature                           Authorized Signature

      Kevin J. Magers, Manager Strategic
   -------------------------------------          ------------------------------
      Contracting-Self Test                       Grant M. Gables, President
   -------------------------------------          ------------------------------
     Print Name and Title                         Print Name and Title

       10/6/98                                      10/2/98
   -------------------------------------          ------------------------------
     Date                                         Date

                                    ATTACHMENT A
                                  FOR CONTRACT GM

a) If Distributor does not meet committed yearly volume, as set forth below, the Distributor will be charged back the price difference which is equal to the price at the committed volume level minus the price at the volume level achieved in the given contract year. Volumes are in combined purchases of Products.

----------------------------------------------------------------------------------------------------------
 Committed    Net ELITE
   Yearly      Pricing      ELITE                   Net ENCORE     ENCORE
   Volume       After     Allowance       %       Pricing After   Allowance      %            Payment
   In 50s     Allowance     Value     Allowance     Allowance      Value      Allowance        Terms
----------------------------------------------------------------------------------------------------------
  50,000       *          *           *           *               *           *               *
----------------------------------------------------------------------------------------------------------
 100,000       *          *           *           *               *           *               *
----------------------------------------------------------------------------------------------------------
 200,000       *          *           *           *               *           *               *
----------------------------------------------------------------------------------------------------------
 250,000       *          *           *           *               *           *               *
----------------------------------------------------------------------------------------------------------
 300,000       *          *           *           *               *           *               *
----------------------------------------------------------------------------------------------------------

b) If Distributor commits to   *   unit yearly volume and does not meet such
committed volume in each contract year, Bayer will charge the Distributor back the price difference which is equal to the price at the committed volume level minus the price of the volume achieved as per the following schedule.

       Yearly Volume        ELITE Net        ENCORE
           In 50s            Pricing         Pricing
          10,000             *               *
          25,000             *               *
          36,000             *               *

Medi-Quick Services, Inc. agrees to purchase directly from Bayer, a committed
yearly volume of    *    boxes of 50s in combined purchases of GLUCOMETER
ELITE and GLUCOMETER ENCORE Test Strips.

       /s/ Grant Gables
----------------------------------
Distributor's authorized signature

----------------
*This information has been omitted from this exhibit and is subject to a request for confidential treatment. In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended, such information has been filed separately with the Securities and Exchange Commission.

                                    Attachment B

                      Bayer Corporation, Diagnostics Division

                              Participating Plans List


===============================================================================================================================
   Participating Plan Name           Address             City           ST    Zip        Number of Covered      Model Type*
                                                                                               Lives
===============================================================================================================================
 Global Medical Solutions     7350 N.W. 7th St.        Miami            FL    33126      280,000            At risk Provider
-------------------------------------------------------------------------------------------------------------------------------
 Multi Plan                   115 Fifth Ave 7th        NY               NY    10003      21 million          Network Provider
                              Floor
-------------------------------------------------------------------------------------------------------------------------------
 Health Care Services         916 S. Capital of Tx     Austin           TX    78746      7 million           Network Provider
 USA Managed Care Org Inc.    Hwy
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
 Integranet Phy.              260 N. Smith             Houston          TX    77060      1,800,000           mso
 Resource Inc.                Houston Pkwy
 National Healthcare          770 S. Post Oak          Houston          TX    77056      600,000             Network Provider
 Alliance Inc.                Suite 445
-------------------------------------------------------------------------------------------------------------------------------
 Foundation Health            5525 McArthur Blvd.,     Dallas, Evino    TX    75038      50,000              Network Provider
 Preferred                    Suite 850
===============================================================================================================================